                                  EXHIBIT 2(ii)

                           PLAN OF PURCHASE AGREEMENTS

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "AGREEMENT") is made as of September 29, 2000 (the "EFFECTIVE DATE") among Rainbo Company LLC, a Nebraska limited liability company d/b/a Value Independent Parts ("BUYER") and Rainbo Oil Company, an Iowa corporation ("SELLER").

         WHEREAS, Seller markets and distributes automobile parts through Value Independent Parts, an unincorporated division (the "VIP DIVISION"); and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the terms and conditions provided for herein, all of the assets and properties held in connection with, necessary for, or material to the business and operation of the VIP Division.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1
                           PURCHASE AND SALE OF ASSETS

         1.1 SALE OF PURCHASED ASSETS. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall buy from Seller the assets identified below which are all of the assets of Seller used in or necessary to the automobile parts marketing and distribution business as presently conducted by Seller through the VIP Division, wherever situated or located, whether or not reflected on the books and records of Seller (other than Excluded Assets as defined in Section 1.2 below) (collectively, the "PURCHASED ASSETS"):

         (a) EQUIPMENT. The equipment and devices, including computer and data processing hardware and related telecommunications equipment, media and tools, machinery, instruments and other equipment which are used in and necessary to the operation of the VIP Division and are identified on
Schedule 1.1 (the "EQUIPMENT") and all of Seller's rights under all related warranties.

         (b) INVENTORY. All inventories of: (i) raw materials, work-in-process, finished products, goods, spare parts, replacement and component parts, and office and other supplies and (ii) all other unused or reusable material and supplies, whether new or used, used in and relating to the VIP Division (the "INVENTORY") and all Seller's rights under all related warranties, including Inventory held at any location controlled by Seller and Inventory previously purchased and in transit to Seller at any such locations; PROVIDED, HOWEVER, if any of the Inventory parts have a core value, Buyer shall purchase the core value only to the extent the original manufacturer or supplier of the core part will accept and credit core returns from Buyer; PROVIDED, FURTHER, Seller may return Inventory to the original manufacture or supplier, unless Buyer assumes Seller's distribution agreement with such manufacturer or vendor or enters into a separate distribution agreement with such manufacturer or vendor.

         (c) LEASES. Seller's entire leasehold or rental interest arising under those leases of: (i) real property including buildings, structures and other improvements located thereon, fixtures therein, appurtenances thereto and the easements and other rights relative thereto which are used in or necessary to the operation of the VIP Division; (ii) equipment including machinery, data processing hardware and associated computer and telecommunications equipment and tools used in or necessary to the operation of the VIP Division; (iii) office furniture, furnishings and fixtures; and (iv) other personal property used in or necessary to the operation of the VIP Division (collectively the "LEASES"). If any Lease shall require the consent of any party thereto other than Seller, this Agreement shall not constitute an agreement to assign such Lease, and such Lease shall not be assigned to or assumed by Buyer if an actual or attempted assignment thereof would constitute a breach or default under such Lease. Seller, to the extent required, shall use its reasonable best efforts to obtain such consents; however, if any such consent cannot be obtained, Seller and Buyer will cooperate in any reasonable arrangement designed to obtain for Buyer all benefits and privileges of the applicable Lease while protecting Seller from continuing liabilities or obligations thereunder.


                              Page 33 of 115 Pages
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         (d)      CONTRACTS. All contracts, agreements, commitments,
arrangements, filings, authorizations, permits, approvals, franchises and indicia of authority (and pending applications for any thereof) to conduct the operations of the VIP Division, including distribution agreements, vendor or supplier agreements, consulting and employment agreements or otherwise related to the operation of the VIP Division (the "CONTRACTS"). If any Contract shall require the consent of any party thereto other than Seller, this Agreement shall not constitute an agreement to assign such Contract, and such Contract shall not be assigned to or assumed by Buyer if an actual or attempted assignment thereof would constitute a breach or default under such Contract. Seller, to the extent required, shall use its reasonable best efforts to obtain such consents; however, if any such consent cannot be obtained, Seller and Buyer will cooperate in any reasonable arrangement designed to obtain for Buyer all benefits and privileges of the applicable Contract while protecting Seller from continuing liabilities or obligations thereunder.

         (e) VEHICLES. All vehicles and rights under vehicle leases used in or necessary to the operation of the VIP Division and identified on
Schedule 1.1.

         (f) BUSINESS RECORDS. All business and marketing records, including accounting and operating records, asset ledgers, inventory records, budgets, personnel records, payroll records, customer lists, supplier lists, information and data respecting leased or owned Equipment, files, correspondence and mailing lists, advertising materials and brochures, telephone and telecopy numbers and other business records used in or necessary to the VIP Division (the "BUSINESS RECORDS").

         (g) ACCOUNTS RECEIVABLE. All accounts receivable relating to the VIP Division as of the Closing Date (the "ACCOUNTS RECEIVABLE") based on a computer printout generated from Seller's accounting system on the Closing Date a copy of which is attached as Exhibit C to Schedule 1.1 attached hereto.

         (h) INTELLECTUAL PROPERTY. All patents, trademarks, service marks, trade names, domain names, trade secrets, copyrights and all other intellectual property rights and other proprietary information, processes and formulas, know-how, inventions, methodologies and new developments used in the VIP Division or otherwise necessary for the ownership and use of the Purchased Assets and the operation of the VIP Division (the "INTELLECTUAL PROPERTY").

         (i) GOODWILL. All Seller's goodwill that has accrued to and become associated with the VIP Division or with the Purchased Assets.

         1.2 EXCLUDED ASSETS. Any assets not identified in Section 1.1 above or on Schedule 1.1 attached hereto shall be excluded from the transactions contemplated by this Agreement (the "EXCLUDED ASSETS").

         1.3 BILL OF SALE0.4 Bill of Sale. In confirmation of the foregoing sale, transfer, assignment, conveyance and delivery of the Purchased Assets, Seller shall execute and deliver to Buyer at the Closing a Bill of Sale and Assignment of Assets substantially in the form attached hereto as EXHIBIT 1.3 (the "BILL OF SALE").

         1.4 CLOSING. The consummation of the transactions contemplated herein (the "CLOSING") shall take place at 1:00 p.m. local time, on September 29, 2000 (the "CLOSING Date") at 2255 Kerper Boulevard, Dubuque, Iowa, or such other time, date and place as the parties shall agree in writing. The parties agree that the transactions contemplated by this Agreement shall be effective as of 11:59 p.m. on the Closing Date.

                                    Article 2
                            ASSUMPTION OF LIABILITIES

         2.1 NO ASSUMPTION OF LIABILITIES. The parties expressly agree that Buyer is not assuming any debts, liabilities or obligations of Seller except those debts, liabilities or obligations of Seller relating to the VIP Division that are specifically identified and listed on SCHEDULE 2.1 attached hereto (the "ASSUMED LIABILITIES"). To the extent there are any Assumed Liabilities, Buyer shall execute and deliver to Seller an Assumption Agreement in substantially the form attached hereto as EXHIBIT 2.1 (the "ASSUMPTION Agreement"). Buyer shall not assume, nor does Buyer agree to pay or otherwise become liable for any debts, liabilities or obligations not specifically described in SCHEDULE 2.1 All other debts, liabilities or other obligations incurred by Seller shall be and remain the responsibility of Seller.


                              Page 34 of 115 Pages
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                                    Article 3
                                 PURCHASE PRICE

         3.1 PURCHASE PRICE. Buyer shall purchase the Purchased Assets from Seller for an aggregate purchase price, as adjusted pursuant to Section 3.3 below, determined and payable in accordance with the following (the "PURCHASE PRICE"):

                  (a) $5,500,000, as adjusted pursuant to Section 3.3 below, LESS the AR Deduction (as defined below) (the "BASE PURCHASE PRICE"). Buyer shall pay to Seller the Base Purchase Price upon Closing in cash by certified check or wire transfer of immediately available funds. The term "AR DEDUCTION" shall mean fifteen percent (15%) of the value of the Accounts Receivable purchased hereunder as adjusted pursuant to Section 3.3(c) below (the "AR DEDUCTION").

                  (b) The AR Deduction shall be paid to Seller by Buyer in monthly installments from amounts collected by Buyer from the Accounts Receivables offset by any warrants, claims or core credits from sales by Seller prior to Closing for which Buyer will not receive credit from any third party; PROVIDED; HOWEVER, Buyer's obligation to pay Seller the monthly installment payments shall not commence until Buyer has collected eighty-five percent (85%) of the Accounts Receivable purchased hereunder; PROVIDED, FURTHER, Buyer shall not be obligated to pay any outstanding AR Deduction amount to Seller pursuant to this Section 3.1 for Accounts Receivables collected by Buyer after one hundred eighty (180) days from the Closing Date. Buyer agrees that it shall use commercially reasonable efforts to collect all Accounts Receivable when due.

         3.2 DUE DILIGENCE. Prior to Closing (the "DUE DILIGENCE PERIOD"), Seller shall allow Buyer's employees, attorneys, accountants, consultants, agents and authorized and designated representatives free and full access, during reasonable business hours and after twenty-four (24) hour notice, to Seller's properties, books and records, including, without limitation, Seller's warehouses, contracts, inventories, employees, deeds, title commitments, leases, insurance policies, accounts, financial records and all other data that are reasonably required for Buyer to make such investigation as it may desire of the properties and financial condition of the VIP Division; including, without limitation, any such investigation necessary to confirm the initial valuations described in Section 3.3 below.

         3.3 BASE PURCHASE PRICE ADJUSTMENT. The Base Purchase Price payable to Seller at Closing is based on the following initial valuations and shall be subject to adjustment as set forth in this Section 3.3:

         (a) INVENTORY. For purposes of this Agreement, the initial Inventory valuation is $4,000,000 (the "INITIAL INVENTORY VALUE"). In the event Buyer, Deloitte & Touche LLP or other authorized representative of Buyer determines that the actual valuation of the Inventory differs from the Initial Inventory Value (the "ACTUAL INVENTORY VALUE") prior to Closing, the Base Purchase Price shall be adjusted by an amount equal to the difference between the Initial Inventory Value and the Actual Inventory Value. The Actual Inventory Value shall be determined in accordance with GAAP (as defined below) at the lower of (i) Seller's most recent acquisition cost, including applicable discounts and rebates, and (ii) fair market value and shall be mutually agreed to by Buyer and Seller.

         (b) EQUIPMENT. For purposes of this Agreement, the initial Equipment valuation is $225,000 (the "INITIAL EQUIPMENT VALUE"). In the event Buyer, Deloitte & Touche LLP or other authorized representative of Buyer determines that the valuation of the Equipment differs from the Initial Equipment Value (the "ACTUAL EQUIPMENT VALUE") prior to Closing, the Base Purchase Price shall be adjusted by an amount equal to the difference between the Initial Equipment Value and the Actual Equipment Value. The Actual Equipment Value shall be determined on a replacement value basis and shall be mutually agreed to by Buyer and Seller.

         (c) ACCOUNTS RECEIVABLE. For purposes of this Agreement, the initial Accounts Receivable valuation is $675,000 (the "INITIAL AR VALUE"). In the event the amount of Accounts Receivable as of Closing Date differs from the Initial AR Value (the "ACTUAL AR VALUE"), the Base Purchase Price shall be adjusted by an amount equal to the difference between the Initial AR Value and the Actual AR Value.

         (d) OTHER PERSONAL PROPERTY. For purposes of this Agreement, the initial valuation of the remaining personal property, tangible and intangible (the "PERSONAL PROPERTY"), is $600,000 (the "INITIAL PERSONAL PROPERTY VALUE"). In the event Buyer, Deloitte & Touche LLP or other authorized representative of Buyer determines that the valuation of the Personal Property differs from the Initial Personal Property Value (the "ACTUAL PERSONAL PROPERTY VALUE") prior to Closing, the Base Purchase Price shall be adjusted by an amount equal to the difference between the Initial Personal


                              Page 35 of 115 Pages
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Property Value and the Actual Personal Property Value. The Actual Personal
Property Value shall be determined on a replacement value basis and shall be mutually agreed to by Buyer and Seller.

         (e) VALUATION RESOLUTIONS. Buyer and Seller shall use their best efforts to mutually agree to the valuations set forth above. If the parties cannot mutually agree on the actual valuations of the Inventory, Equipment and Personal Property, Buyer and Seller shall each designate in writing a third party at least five (5) days prior to Closing and thereafter, the two independent third parties shall mutually and properly designate a qualified and independent third party and such third party shall value the Inventory, Equipment and Personal Property in accordance with the terms of this
Section 3.3. Notwithstanding the foregoing, Seller may terminate this Agreement and the transactions contemplated hereby shall thereupon be abandoned if, by virtue of the valuation resolution referred to above, the Purchase Price falls below $4,000,000. Further, Buyer may terminate this Agreement and the transactions contemplated hereby shall thereupon be abandoned if, by virtue of the valuation resolution referred to above the Purchase Price exceeds $6,000,000.

         (f) POST CLOSING PURCHASE PRICE ADJUSTMENT. Within ten (10) days after the Closing Date, Buyer and Seller shall compare the estimates of the Actual Inventory Value, the Actual Equipment Value, the Actual AR Value and the Actual Personal Property Value upon which the parties calculated the Purchase Price wired to Seller by Buyer on the Closing Date (the "CLOSING DATE ESTIMATES") to the Actual Inventory Value, the Actual Equipment Value, the Actual AR Value and the Actual Personal Property Value determined in accordance with Section 3.3 of this Agreement as of 11:59 p.m. on the Closing Date (collectively, the "ACTUAL VALUATIONS"). In the event that Buyer and Seller cannot mutually agree upon the post-closing adjustments described herein, the third parties designated pursuant to Section 3.3(e) above shall mutually and properly designate a qualified and independent third party and such third party shall resolve the post-closing adjustments in accordance with the terms of this
Section 3.3. The amount of the Purchase Price shall be increased or decreased, as the case may be, by the difference, if any, between the Closing Date Estimates determined in good faith as of the Closing Date and the Actual Valuations. If, as a result of the foregoing adjustment, the Purchase Price is increased, Buyer shall pay Seller the amount of such increase by wire transfer of same-day funds within ten (10) business days of the date on which the parties mutually agree upon the post-closing adjustments described herein. If, as a result of the post-closing adjustment, the Purchase Price is decreased, Seller shall refund to Buyer the amount of such decrease by wire transfer of same-day funds within ten (10) business days of the date on which the parties mutually agree upon the post-closing adjustments described herein.

         3.4 TAX ALLOCATION. The parties agree that the allocation of the Purchase Price to the Purchased Assets acquired shall be mutually agreed upon by the parties prior to Closing and set forth on EXHIBIT 3.4 and attached hereto. Neither party shall make any claims or treat any items on their respective federal, state or other tax returns in a manner which is inconsistent with such allocations. The parties further agree to cooperate in connection with any reporting requirements under the Internal Revenue Code of 1986, as amended, including, but not limited to, the attachment of an asset allocation statement on IRS Form 8594 to their respective federal income tax returns for the tax year in which Closing occurs and compliance with any and all other requirements relating to filings or other information to be furnished to the Internal Revenue Service under Section 1060 of the Internal Revenue Code of 1986, as amended. Each party shall furnish the other party, on request, with a copy of the IRS Form 8594 being filed and with copies of any other tax forms necessary to evidence compliance with this section.

         3.5 TRANSFER TAXES. Seller shall pay all stamp, income, realty transfer, sales or other similar taxes, federal, state or local, if any, in connection with the sale and transfer of the Purchased Assets as may be imposed by law upon the transaction described in this Agreement.

         3.6 PRORATION OF PROPERTY TAXES. All personal property taxes, gross receipt taxes and real property taxes, general or special, and all other public or governmental charges or assessments against the Purchased Assets which are or may be payable on annual or more frequent basis (including sanitary commission or other benefit charges, assessments, liens or encumbrances, for sewer, water, drainage or other public improvements completed or commenced on or prior to the date thereof) whether the assessments have been levied or not as of the Closing Date, and all other customarily proratable items are to be adjusted and apportioned as of the Closing Date.


                                    Article 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         For the purpose of inducing Seller to enter into this Agreement, Buyer hereby makes the following representations and warranties:


                              Page 36 of 115 Pages
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         4.1      ORGANIZATION OF BUYER. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nebraska with full company power and authority to carry on the business in which it is engaged, to own, lease and operate its properties and to enter into and perform its obligations under this Agreement.


         4.2 AUTHORITY. Buyer has the necessary power and authority to enter into this Agreement and to carry out the terms of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary company action required on the part of Buyer. The Agreement constitutes the valid and legally binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, subject to limitations imposed by laws and judicial decisions relating to or affecting the rights of creditors or secured creditors generally or general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) upon the enforceability of any of the remedies, covenants or other provisions of this Agreement and the availability of injunctive relief or other equitable remedies.

         4.3 NO VIOLATIONS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default or loss of a benefit under, or permit the acceleration of any obligation under, any provision of the articles of organization or operating agreement of Buyer, or any mortgage, indenture, lease, covenant, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or its respective properties.

         4.4 NO LITIGATION. There is not pending or, to the knowledge of Buyer, threatened or existing, any claim, unsatisfied judgment, litigation, governmental investigation or proceeding before any court, arbitrator or federal or state or other governmental commission, board or other agency, by or against or adversely affecting the operations or financial condition of Buyer or its business, property or assets or any business, property or assets with respect to which Buyer has an agreement, understanding or arrangement to acquire.

         4.5 DISCLOSURE. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

         4.6 COMMISSIONS. There are and will be no claims for brokerage commissions, finder's fees, fees for fairness opinions or financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or any of its affiliates.

                                    Article 5
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         For the purpose of inducing Buyer to enter into this Agreement, Seller makes the following representations and warranties:

         5.1 ORGANIZATION AND QUALIFICATION OF SELLER. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Iowa with full corporate power and authority to operate the VIP Division and to own, lease and operate the Purchased Assets and to perform its obligations hereunder. Seller is qualified or licensed as a foreign corporation in all other jurisdictions where the nature and conduct of its business requires, including, without limitation, Wisconsin and Illinois, except where a failure to be so qualified or licensed would not materially adversely affect Seller or the VIP Division.

         5.2 AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement has been duly authorized and approved by Seller's board of directors and its shareholders. This Agreement is a valid and binding obligation of Seller enforceable in accordance with its terms, subject to limitations imposed by laws and judicial decisions relating to or affecting the rights of creditors or secured creditors generally or general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) upon the enforceability of any of the remedies, covenants or other provisions of this Agreement and the availability of injunctive relief or other equitable remedies.


                              Page 37 of 115 Pages
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         5.3      INCOME STATEMENTS. Seller shall deliver to Buyer true,
complete and accurate copies of (i) Seller's statements of income relating to the VIP Division for the years ended November 30, 1999, 1998 and 1997, and (ii) unaudited interim income statements relating to the VIP Division for the eight month period ending July 31, 2000 (collectively the "INCOME STATEMENTS"). The Income Statements present fairly in all material respects those items contained therein for each such period. Except as provided on SCHEDULE 5.3 hereto, the Income Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods indicated.

         5.4      UNDISCLOSED LIABILITIES0.5 Undisclosed Liabilities.

                  (a) Except as set forth on SCHEDULE 5.4, Seller has no liability, claim, loss, obligation or responsibility of any nature, whether fixed or unfixed, due or to become due, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise in excess of $10,000.00 arising out of or related to the VIP Division. As a result of Buyer's purchase of the VIP Division and the Purchased Assets, Buyer will not be subject to or assume any liability, claim, loss, damage, deficiency, obligation or responsibility of any nature, whether fixed or unfixed, due or to become due, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise arising out of or related to the VIP Division.

                  (b) Seller, as debtor, has not (i) filed, or had filed against it, a petition in bankruptcy or a petition to take advantage of any other insolvency act, (ii) admitted in writing its inability to pay Seller's debts generally, (iii) made an assignment for the benefit of creditors, (iv) consented to the appointment of a receiver for Seller or any part of Seller's property nor has any such receiver been appointed nor is there any application for the appointment of such a receiver pending, or (v) generally committed any act of insolvency (including the failure to pay any material obligation as they become due) or bankruptcy.

         5.5 ABSENCE OF MATERIAL CHANGES. Since December 31, 1999, except as disclosed on SCHEDULE 5.5, Seller has operated the VIP Division in the ordinary course and there has not been:

                  (a) Any change in the financial condition, assets, liabilities or operations of the VIP Division other than changes in the ordinary course of business, none of which has individually or in the aggregate been materially adverse to the financial condition, properties, assets, liabilities or operations of the VIP Division;

                  (b) Any damage, destruction or loss, whether or not covered by insurance, resulting in a material adverse effect on the properties, operations or financial condition of the VIP Division;

                  (c) Any material change in the manner of conducting the VIP Division;

                  (d) Any dispute or claim that materially and adversely affects, or could be reasonably expected to materially and adversely affect, the VIP Division;

                  (e) Any material transaction entered into by Seller related to the VIP Division other than in the ordinary course of business or any transaction in the ordinary course of business (including a capital expenditure) which, with respect to liabilities and expenses is in excess of $10,000, and which, with respect to sales and revenues is in excess of $25,000;

                  (f) Any material change in the accounting methods or practices of Seller or any material change in depreciation or amortization or rates theretofore adopted by Seller for the VIP Division;

                  (g) Any agreement or commitment by Seller (or any understanding between Seller and any third party) to do or to take any of the actions referred to in paragraphs (a) through (f) of this Section 5.5.

         5.6 INDEBTEDNESS. Seller is not in default with respect to any material indebtedness or in the performance, observance or fulfillment of any material covenant or condition relating thereto, and no event has occurred and is continuing that would constitute such a default or event of default with the giving of notice or lapse of time or both. Seller agrees to pay all undisputed indebtedness as such debts and obligations become due and payable.

         5.7 LITIGATION AND CLAIMS. Except as disclosed on SCHEDULE 5.7, there are no judgments unsatisfied against Seller or consent decrees or injunctions to which the Purchased Assets are subject, and there is no litigation, claim or proceeding pending, or to the knowledge of Seller threatened, against or relating to the Purchased Assets, nor do Seller


                              Page 38 of 115 Pages
know or have reasonable grounds to know of any basis for any such action or of any governmental investigation relating to the Purchased Assets or the VIP Division.

         5.8 COMPLIANCE WITH LAWS. Seller has complied in all material respects with all laws, regulations and orders applicable to the VIP Division, including all laws and regulation applicable to Seller employees, and has obtained all governmental permits, licenses, franchises or the like required in order to operate the VIP Division, and the present uses of the Purchased Assets and the operation of the VIP Division does not violate in any material respect any law, regulation, ordinance or order. Seller has not received any notice or warning from any governmental authority with respect to any failure or alleged failure of Seller to comply with any applicable law, regulation or order and no such notice or warning has been proposed or threatened.

         5.9 INVENTORY. All Inventory is of good, usable and merchantable quality in all material respects and, except as set forth on SCHEDULE 5.9, does not include obsolete or discontinued items. Except as set forth on SCHEDULE 5.9,
(a) all Inventory meets the quality control standards of Seller and any applicable governmental quality control standards, (b) all Inventory is finished goods and are useable and saleable as current inventories at the current prices thereof in the ordinary course of business, (c) all Inventory is recorded on the books of Seller at the lower of its current acquisition cost or fair market value and (d) no write-down in inventory has been made or should have been made pursuant to GAAP during the past two years. SCHEDULE 5.9 lists the locations of all Inventory.

         5.10 CUSTOMERS0.10 Customers and Suppliers. Seller has not received any notice that, and has no knowledge or reason to believe that, any customer of Seller does not plan to continue to do business with Buyer, or plans to reduce its volume of order from Buyer or will not do business on substantially the same terms and conditions with Buyer subsequent to the Closing Date as such customer did with Seller before such date. Seller will not take any action to reduce or influence Seller's customers to reduce their volume of business activity with Buyer after the Closing Date and until expiration of the Noncompetition Agreement (as defined in Section 8.3). SCHEDULE 5.10 contains a list of all customers of Seller related to the operation of the VIP Division for each of the two (2) most recent fiscal year (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each customer during each such year.

         5.11     SUPPLIERS, DEALERS AND DISTRIBUTORS. Except as set forth on
SCHEDULE 5.11, Seller has not received any notice that, and has no knowledge or reason to believe that, any supplier, dealer or distributor of Seller does not plan to continue to do business with Buyer, or plans to reduce its supplies to Buyer or will not do business on substantially the same terms and conditions with Buyer subsequent to the Closing Date as such supplier, dealer or distributor did with Seller before such date. Seller will not take any action to reduce or influence Seller's customers to reduce their volume of business activity with Buyer after the Closing Date and until expiration of the Noncompetition Agreement (as defined in Section 8.3). SCHEDULE 5.11 contains a list of all suppliers of Seller related to the operation of the VIP Division for each of the two (2) most recent fiscal year (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each supplier during each such year; and SCHEDULE 5.11 contains a list by product line of all dealers and distributors of Seller related to the VIP Division.

         5.12 NO BREACH OF AGREEMENT. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) violate or result in a breach of or default or acceleration under the articles of incorporation or bylaws of Seller or any instrument or agreement to which Seller is a party or is bound which would have a material adverse effect on the Purchased Assets; (ii) violate any judgment, order, injunction, decree or award against or binding upon Seller or the Purchased Assets which would have a material adverse effect on the Purchased Assets; (iii) result in the creation of any material lien, charge or encumbrance upon the Purchased Assets; or (iv) violate any law or regulation of any jurisdiction relating to the VIP Division or the Purchased Assets, assuming all required regulatory approvals have been obtained in connection with the transactions contemplated hereby.

         5.13 BOOKS AND RECORDS; ACCOUNTS RECEIVABLE. The Business Records are true and correct in all material respects and have been maintained in accordance with ordinary business practices and applicable law. All Accounts Receivable related to the VIP Division reflected on Schedule 1.1 and arising since that date were or are bona fide receivables. None of such Accounts Receivable are subject to any set off or counterclaim by the account debtor. All Accounts Receivable related to the VIP Division are reflected properly on
Schedule 1.1 and are 90% valid and collectible.

         5.14 INSURANCE. Attached hereto as SCHEDULE 5.14 is a complete list of all insurance policies currently maintained by Seller, and, with respect to each of such policies, a general description of the risks covered and claims insured; copies of all such policies have been furnished or will be made available to Buyer prior to Closing. All such


                              Page 39 of 115 Pages
policies are in full force and effect.

         5.15     EMPLOYEES.

                  (a) EMPLOYEES AND INDEPENDENT CONTRACTORS. SCHEDULE 5.15 sets forth a list of all of Seller employees, officers, directors, consultants and independent contractors, together with a description of any contract regarding the terms of service and the rate and basis for total compensation of such persons assigned to or otherwise working for or in the VIP Division. Except as set forth on SCHEDULE 5.15, there are no liabilities or outstanding claims by any employee or independent contractor against Seller as of the date of this Agreement.

                  (b) ACCRUALS AND TAXES. Seller has paid or made provision for the payment of all salaries and accrued wages, accrued vacation and sick leave, and any other form of accrued, but unpaid, compensation, and has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of Taxes (as defined in Section 5.20 hereof), and has withheld and paid to the appropriate governmental authority, or is holding for payment not yet due to such authority, all amounts required by law or agreement to be withheld from the wages or salaries of its employees.

                  (c) EMPLOYMENT CLAIMS. There are no charges with respect to or relating to Seller pending before the Equal Employment Opportunity Commission or any state, or local agency responsible for the prevention of unlawful employment practices, and Seller has not received notice from any federal, state or local agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Seller and to Seller's knowledge no such investigation is in progress.

         5.16 BENEFIT PLANS. All employee benefit plans to which Seller pays benefits or premiums on behalf of its employees are listed on SCHEDULE 5.16 (the "PLANS"). Except as disclosed on SCHEDULE 5.16, Seller does not have in effect and has not agreed to institute any bonus, deferred compensation, pension, profit sharing, retirement, stock options, employee stock ownership, group insurance, death benefit, welfare or other fringe benefit plan, trust agreement or arrangement, nor is Seller paying or obligated to pay any bonus, deferred compensation, pension, profit sharing, severance, retirement allowance or other fringe benefit to any party whatsoever. All Plans comply in all material respects with all applicable laws, regulations or orders, are fully funded and no circumstances exist with respect to the Plans which could reasonably be expected to have a material adverse effect on the Purchased Assets. Except as disclosed on SCHEDULE 5.16, Seller has no pension, profit sharing or other similar plan which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         5.17 MATERIAL CONTRACTS. SCHEDULE 5.17 contains a true and complete list of all oral or written contracts, arrangements, agreements, leases, licenses, instruments, commitments or understandings relating to the VIP Division or affecting the Purchased Assets which involve benefits or obligations with a value individually or in the aggregate of $25,000 or more. All of such contracts are valid, binding and enforceable in accordance with their terms and are in full force and effect. No actual or alleged default exists on the part of Seller or, to the knowledge of Seller, on the part of any other party under any contract, arrangement, agreement, commitment or understandings being purchased or assumed by Buyer hereunder, and no event has occurred which with notice or passage of time or both would result in a breach of, violation of or default under any of such contracts, arrangements, agreements, instruments, commitments or understandings. Seller has complied with all material provisions of its contracts, and no notice of a claimed breach has been received by Seller. True and complete copies of all such written contracts, arrangements, agreements instruments, commitments or understandings have been furnished to Buyer prior to Closing.

         5.18     TITLE AND RELATED MATTERS.

                  (a) OWNED PROPERTY. Except as set forth on SCHEDULE 5.18 attached hereto, Seller has valid and marketable title to, or a valid leasehold interest in, all property comprising the Purchased Assets, free and clear of all liens, except Permitted Liens. For purposes of this Agreement, "PERMITTED LIENS" shall mean (i) statutory liens for Taxes not yet due and payable and (ii) such imperfections or irregularities of title, liens, easements, charges or encumbrances as do not materially interfere with the present use of the properties or assets subject thereto or affected thereby, do not otherwise impair present business operations at such properties, or do not have a material adverse effect on the value of such properties and assets.


                              Page 40 of 115 Pages

                  (b) CONDITION. Since December 31, 1999, Seller has not sold, transferred, leased, distributed or disposed of any of its assets or properties used in the VIP Division, except for (i) transactions in the ordinary and regular course of business, (ii) as otherwise consented to in writing by Buyer, or (iii) as disclosed on SCHEDULE 5.18. Seller owns, or has all rights necessary to use the Purchased Assets for the conduct of the VIP Division as presently conducted. The Purchased Assets are in good condition (reasonable wear and tear excepted), are suitable for their respective uses, and comply, in all material respects, with all applicable regulations.

         5.19     INTELLECTUAL PROPERTY.

                  (a) SCHEDULE 5.19 lists all Intellectual Property (as defined below) used in or necessary for the operation of the VIP Division or use of the Purchased Assets in which Seller now has any interest, specifying whether such Intellectual Property is owned, controlled, used or held (under license or otherwise) by Seller, and also indicating which of such Intellectual Property is registered. All Intellectual Property shown as registered in SCHEDULE 5.19 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to operate the VIP Division, as such is currently being operated, Seller does not require any Intellectual Property that it does not already have. Seller is not infringing and has not infringed any Intellectual Property of another in the operation of the business of Seller, nor is any other person infringing or otherwise using, or has the right to use the Intellectual Property of Seller. Seller has not granted any license or made any assignment of any Intellectual Property listed on SCHEDULE 5.19, and no other person has any right to use any Intellectual Property owned or held by Seller. Seller does not pay any royalties or other consideration for the right to use any Intellectual Property of others. There is no litigation pending or threatened to challenge Seller's right, title and interest with respect to its continued use and right to preclude others from using any Intellectual Property of Seller. All Intellectual Property of Seller is valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Seller.

                  (b) For purposes of this Section 5.19, Intellectual Property shall mean: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing, and all claims for infringement or breach thereof.

         5.20     TAX MATTERS.

                  (a) GENERALLY. Seller has timely filed all federal, state and local tax reports, returns, information returns and any other documents required to be filed by it (collectively, "TAX RETURNS") and has duly paid all Taxes shown to be due and payable on such Tax Returns and all estimated or advance payments required by law. For purposes of this Agreement, "Tax" or "Taxes" means any income, gross receipt, net proceeds, alternative or add-on minimum, AD VALOREM, value added, estimated turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, foreign, fuel, excess profits, occupational and interest equalization, windfall profits, severance and other Taxes, charges, fees, levies or other assessments of any kind whatsoever (including interest, penalties, fines and additions thereto) imposed by any taxing authority, federal, state or local. All Taxes for periods ending on or prior to the Closing Date have been fully paid or reserved against on Seller's financial statements and on the books and records of Seller in accordance with GAAP. All Taxes which are required to be withheld or collected by Seller have been duly withheld or collected and, to the extent required, have been paid to the proper federal, state or local authorities or properly segregated or deposited as required by applicable regulations. There are no liens for Taxes upon any Purchased Assets, except for liens for Taxes not yet due and payable. Seller has not requested an extension of time within which to file any Tax Return and has not waived the statute of limitations on the right of the IRS or any other taxing authority to assess or collect additional Taxes or to contest the information reported on any Tax Return. Any and all tax refunds owed to Seller have been properly received by Seller and/or credited toward the payment of future Tax obligations.

                  (b)      GOOD FAITH. All Tax Returns described in
Section 5.20(a) have been prepared in good faith and are correct and complete in all material respects, and there is no basis for assessment of any addition to the Taxes shown thereon.


                              Page 41 of 115 Pages

                  (c) CLAIMS. There are no proceedings, examination or claims currently pending by any taxing authority in connection with any Tax Returns described in Section 5.20(a) nor with respect to the periods to which such Tax Returns relate, and there are no unresolved issues or unpaid deficiencies or outstanding or proposed assessments relating to any such proceedings, examinations, claims or Tax Returns. None of the Tax Returns described in Section 5.20(a) currently is under audit or has been audited in the past five years.

         5.21 ENVIRONMENTAL MATTERS. Seller has obtained all environmental permits required in connection with the operation of the VIP Division. Seller is and has been, in compliance in all material respects with (i) the terms and conditions of all such environmental permits and (ii) all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables of any applicable environmental law or regulation, order, code, plan, decree, judgment, injunction or demand letter issued, entered, promulgated or approved thereunder. Seller currently possesses and maintains such environmental permits in its name, and no amendments or modifications to such environmental permits or filings with any permitting authority are required to permit the acquisition of the Purchased Assets as contemplated hereby. In addition, no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to Seller's knowledge, threatened by any authority or other entity with respect to the VIP Division relating to any environmental permit, license or authorization required in connection with the conduct of the VIP Division or with respect to the generation, treatment, storage, recycling, transportation, disposal or release of any substance regulated under environmental laws.

         5.22 COMMISSIONS. There are and will be no claims for brokerage commissions, finder's fees, fees for fairness opinions or financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or any of its affiliates.

         5.23 COMPETING INTERESTS0.13 Competing Interests. Except as set forth on SCHEDULE 5.23, Seller does not own, directly or indirectly, any capital stock or other equity securities of any corporation, partnership, association, trust, joint venture or other entity or business or have any direct or indirect equity, partnership or other ownership interest in any business which is engaged in a similar business of, or is a competitor of, or a customer or supplier of, Seller.

         5.24 AFFILIATE TRANSACTIONS. All contracts, arrangements or transactions between Seller, on the one hand, and any affiliate of Seller, on the other hand, in existence or occurring at any time since January 1, 1998 (collectively, "AFFILIATE ARRANGEMENTS") are described on SCHEDULE 5.24 attached hereto. Except as described on SCHEDULE 5.24, the terms of all Affiliate Arrangements, at the time they were entered into constituted good faith, arms-length transactions. For purposes of this SECTION 5.24, "affiliate" shall include all shareholders, directors, officers, and family members of such persons, of Seller, as well as any entity directly or indirectly owned or controlled by any such person.

         5.25 DISCLOSURE. No representation or warranty by Seller in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Seller pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, schedule of document delivered by or on behalf of Seller shall be deemed representations and warranties by Seller.

         5.26 ASSETS NECESSARY. The Purchased Assets include all of the personal property (tangible and intangible), and all leases, licenses and other agreements, oral and written, which are necessary to permit Buyer to carry on, or currently used or held for use in, the operation of the VIP Division as currently operated by Seller.

         5.27 UPDATING OF SCHEDULES0.24 Updating of Schedules. Seller shall notify Buyer of any changes, additions or events which may cause any change in or addition to any Schedules delivered by Seller under this Agreement, promptly after the occurrence of same and no later than the fifth business day prior to the Closing Date by delivery of updates of all Schedules, including future quarterly and annual Income Statements. No notification made pursuant to this
SECTION 5.27 shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Schedule unless Buyer shall specifically agree thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Buyer of any condition set forth in this Agreement unless specifically waived in writing by Buyer.


                              Page 42 of 115 Pages

                                    Article 6
                       COVENANTS AND AGREEMENTS OF SELLER

         6.1 CONDUCT OF VIP DIVISION. From the date of this Agreement through the Closing Date, except as otherwise approved by Buyer in writing, Seller will operate the VIP Division only in the ordinary course of business and, to the extent consistent with such operation, will use its reasonable best efforts to (i) preserve its present business organization; (ii) keep available the services of its present officers and employees; (iii) preserve its present relationships with persons having business dealings with it; and (iv) maintain insurance on all the Purchased Assets in such amounts and kinds comparable to that previously in effect.

         6.2 PROHIBITED ACTIONS. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, between the date hereof and the Closing Date, Seller will not, without the prior written consent of Buyer: (i) increase the compensation or compensation plans (including bonuses, commissions and fringe benefits) payable or to become payable to any officer, director or employee of Seller, except for those routine salary increases granted to employees in the ordinary course of business and consistent with past practices; (ii) create or incur any indebtedness for borrowed money or create or incur any other indebtedness except in the normal and ordinary course of business; (iii) enter into or terminate any lease of real estate related to the VIP Division; (iv) release or create any liens or other security interest except for purchase money security interests granted in the normal and ordinary course of business; (v) except in the ordinary course of business or as otherwise contemplated hereby, dispose of, or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any of the Purchased Assets; and (vi) except as otherwise contemplated hereby, enter into any other agreements, commitments or contracts which, individually or in the aggregate, are material to the VIP Division, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business, consistent with past practice and not in excess of current requirements, or otherwise make any material change in the conduct of the VIP Division.

         6.3 ACCESS TO PROPERTIES. At all times prior to the Closing Date, Seller shall allow Buyer's employees, attorneys, accountants, agents and other authorized and designated representatives free and full access during reasonable business hours and after twenty-four (24) hours notice to Seller's properties, books and records, including, without limitation, deeds, title commitments, leases, insurance policies, accounts, financial records and all other data that are reasonably required for Buyer to make such investigation as it may desire of the properties and financial condition of the VIP Division.

                                    Article 7
                           INDEMNIFICATION OBLIGATIONS

         7.1 MATTERS COVERED BY INDEMNIFICATION. Seller hereby covenants and agrees that it shall defend and indemnify Buyer and hold harmless Buyer at all times after the Closing Date from and against and in respect to any and all losses, liabilities, claims, costs (including, without limitation, court costs and reasonable attorneys' fees), damages, expenses or deficiencies arising out of or due to: (a) Any breach of any representation, warranty or any agreement, covenant or obligation on the part of Seller made in this Agreement; (b) Any transaction, occurrence, action or omission in connection with the operation of the VIP Division on or before the Closing Date; or (c) Any claim against any of the Purchased Assets hereunder as a result of acts or omissions occurring on or before the Closing Date. Liability shall arise pursuant to the foregoing indemnity obligations only if the losses, liabilities, claims, costs, damages, expenses or deficiencies arising therefrom exceed in the aggregate $10,000 (the "MINIMUM AMOUNT"). If such claims exceed the Minimum Amount, Seller shall indemnify Buyer for any amount of the claims in excess of the Minimum Amount; provided, however, Seller's total obligation to indemnify Buyer pursuant to this
Article 7 shall not exceed the Purchase Price.

         7.2 INDEMNIFICATION OF SELLER. Buyer, and its Manager, Universal Mfg. Co., hereby covenant and agree that they shall defend and indemnify Seller at all times after the Closing Date from and against and in respect to any and all losses, liabilities, claims, costs (including, without limitation, court costs and reasonable attorneys' fees), damages, expenses or deficiencies arising out of or due: (a) to any breach of any representation, warranty or any agreement, covenant or obligation on the part of Buyer made in this Agreement, and (b) any claim against Seller as a result of any transaction, occurrence, action or omission in connection with the operation of the Purchased Assets after the Closing Date. Notwithstanding the foregoing, liability shall arise pursuant to the foregoing indemnity obligations only if the losses, liabilities, claims, costs, damages, expenses or deficiencies arising therefrom exceed in the Minimum Amount set forth


                              Page 43 of 115 Pages
above. If such claims exceed the Minimum Amount, Buyer shall indemnify Seller for any amount of the claims in excess of the Minimum Amount; provided, however, that Buyer's total obligation to indemnify Seller pursuant to this Article 7 shall not exceed that amount of the Purchase Price paid to Seller.

         7.3 SURVIVAL; PROCEDURE FOR INDEMNIFICATION. All representations, warranties, covenants, agreements and obligations of the parties under this Agreement, any exhibit or document attached to this Agreement or delivered pursuant hereto, shall survive the Closing Date for three years (the "INDEMNIFICATION PERIOD"); provided, however, the representations and warranties by Seller contained in Sections 5.18(a) and 5.21 shall survive the Closing Date for the applicable statute of limitations period. The party seeking indemnification (the "INDEMNIFIED PARTY") shall assert any claim or claims for indemnification under the provisions of Section 7.1 or 7.2 above by giving written notice of such claim or claims to the other party (the "INDEMNIFYING PARTY"). Each such notice shall set forth in reasonable detail the factual basis giving rise to the claim or claims and the amount of the damages and expenses incurred by the Indemnified Party as a result of such claim or claims. Such notice shall be given within a reasonable time after receipt of actual notice of such claim by the Indemnified Party. Failure to give such notice shall in no way abrogate or diminish the Indemnifying Party's obligations if such failure does not materially prejudice the Indemnifying Party's ability to defend such claim. Any failure to give such notice which is induced by or is the result of any act or omission of the Indemnifying Party's representatives or agents, or any of them, shall not abrogate or diminish the Indemnifying Party's obligations under this Article 7.

                                    Article 8
                                OTHER OBLIGATIONS

         8.1 NO SHOPPING. Seller agrees that neither it nor any of its agents or affiliates will, during the period beginning on the date hereof and ending on the first to occur of (a) the Closing or (b) the termination of this Agreement, (i) negotiate, solicit, encourage or authorize any person to solicit from any third party any proposals relating to the disposition of the VIP Division or Purchased Assets; or (ii) make any information concerning the VIP Division or the Purchased Assets available to any person for the purpose of causing or affecting a disposition of the VIP Division or the Purchased Assets.

         8.2 COOPERATION. The parties shall cooperate reasonably with each other and shall provide each other with such assistance as they may reasonably request for the purpose of facilitating their performance under this Agreement and any and all other consents and waivers from third parties necessary or convenient to consummate the transactions contemplated by this Agreement. The parties shall use their best efforts and good faith to do all things contemplated herein prior to the Closing Date.

         8.3 NONCOMPETITION AGREEMENTS0.3 Covenants Not to Compete. At Closing, Seller and Paul Fahey, the President and principal shareholder of Seller (the "PRINCIPAL SHAREHOLDER") shall each execute and deliver to Buyer a Noncompetition Agreement in substantially the form attached hereto as
EXHIBIT 8.3 (the "NONCOMPETITION AGREEMENT").

         8.4      EMPLOYEES.

                  (a) The parties agree that as of September 29, 2000 Seller shall terminate the employment of all VIP Division employees, and Seller shall use its best efforts to encourage such employees to accept employment with Buyer commencing October 2, 2000. Seller agrees not to interfere with Buyer's employment of such personnel, and Seller shall release such personnel from any confidentiality and noncompetition obligation they may have to Seller to the extent necessary to allow them to use their full knowledge of the VIP Division for Buyer's benefit. Seller shall assign to Buyer all its rights under such agreements for the benefit and protection of Buyer, and agrees to take such actions as is reasonably necessary to enforce such agreements after Closing upon the request and at the direction of Seller.

                  (b) Seller agrees to continue to employ current VIP Division employees through the month of September in accordance with its customary policies and procedures. Seller shall request all such employees to work for Buyer. Seller shall retain all liabilities as employer for the month of September, and shall continue in effect all existing employee related insurance, including without limitation, workers' compensation insurance and general liability coverage for the negligent acts of employees.

         8.5 EMPLOYEE BENEFITS. Buyer shall give full credit to all Seller's employees that Buyer hires for the years of service with Seller such employee accumulated prior to September 29, 2000 for purposes of determining such employee's eligibility and status with respect to vacation and Family Medical Leave benefits.


                              Page 44 of 115 Pages

         8.6 EMPLOYMENT ARRANGEMENTS. At Closing, Buyer and each of the VIP Division employees identified on SCHEDULE 8.6 (the "KEY EMPLOYEES") attached hereto shall enter into mutually agreed upon employment arrangements.

         8.7 RETENTION OF BUSINESS RECORDS. Buyer agrees to provide Seller access during normal business hours to the Business Records following Closing upon reasonable prior notice. Buyer shall not destroy any Business Records without providing prior notice to Seller.

         8.8 USE OF VIP DIVISION NAME. After Closing, neither Seller nor the Principal Shareholder shall, directly or indirectly, use or do business, or allow any affiliate to use or do business, or assist any third party, other than Buyer or Universal, in using or doing business, under the name or mark "Value Independent Parts" or any derivatives thereof or any name confusingly similar to such name or mark; provided, however, Principal Shareholder shall have the right to continue to use the name "Value Independent Parts" solely in connection with the operation of the used car dealership located in Dubuque, Iowa.

         8.9      POST CLOSING COOPERATION. For a period not to exceed sixty
(60) days following the Closing Date, Seller shall allow Universal Mfg. Co.'s attorneys, accountants, agents and other authorized and designated representatives free and full access during reasonable business hours and after twenty-four (24) hours notice to Seller's properties, books and records related to the VIP Division, including, without limitation, accounts, financial records and all other data related to the VIP Division that are reasonably required for Universal Mfg. Co. to comply the financial disclosure requirements set forth in the Form 8-K adopted pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, which Universal Mfg. Co. must file in connection with the transaction set forth herein. Seller and the Principal Shareholder shall reasonably cooperate with Universal Mfg. Co. and provide such assistance as they can during this sixty (60) day period for the purpose of facilitating the above-referenced securities filing.

                                    Article 9
                       CONDITIONS PRECEDENT TO OBLIGATIONS
                                    OF SELLER

         The obligations of Seller under this Agreement are subject to the fulfillment prior to or on the Closing Date of the following conditions:

         9.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Buyer contained in this Agreement shall be accurate in all material respects as of the date hereof and as of the Closing Date, and Buyer shall have performed all covenants and agreements required to be performed by it and shall not be in default under any of the provisions of this Agreement at or prior to the Closing Date.

         9.2 CERTIFICATE. Buyer shall have delivered to Seller a certificate, dated the Closing Date, signed by an officer of Buyer covering the provisions of Section 9.1 hereof in substantially the form attached hereto as
EXHIBIT 9.2.

         9.3 CERTIFIED COPY OF RESOLUTIONS. Buyer shall have delivered a copy, certified by the duly qualified and acting secretary or assistant secretary of Buyer, of resolutions adopted by the Manager of Buyer approving this Agreement and the consummation of the transactions contemplated by this Agreement in substantially the form attached hereto as EXHIBIT 9.3.

         9.4 CONSENTS AND APPROVALS. All consents, approvals, authorizations, permits, certificates and orders with respect to the transactions contemplated by this Agreement required from any person, entity, court or governmental agency or instrumentality (federal, state or local) shall have been obtained and shall be valid and in full force and effect.

         9.5 PAYMENT. Buyer shall pay the Purchase Price to Seller in accordance with the terms of Article 3.

         9.6 DELIVERIES BY BUYER. On or before the Closing Date, Buyer shall have executed and delivered to Seller the following:

         (a) Assignment and Assumption Agreement for the Leases and Contracts as required under the terms thereof, in substantially the form attached hereto as EXHIBIT 9.6(a) ("THE ASSIGNMENT AND ASSUMPTION AGREEMENT");

         (b) To the extent there are any Assumed Liabilities, an Assumption Agreement in substantially the form attached hereto as EXHIBIT 2.1; and


                              Page 45 of 115 Pages

         (c) Tax Allocation of Purchase Price in substantially the form attached hereto as EXHIBIT 3.4.

         9.7 NO LITIGATION. No claim, suit, action, or other proceeding shall be pending before any court or governmental body to restrain or prohibit the consummation of the transactions hereunder or seeking to put a lien on the Purchased Assets.

                                   Article 10
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         The obligations of Buyer under this Agreement are subject to the fulfillment prior to or on the Closing Date of the following conditions:

         10.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Seller contained in this Agreement shall be accurate in all material respects as of the date hereof and as of the Closing Date (except to the extent that such representations and warranties shall be incorrect as of the Closing Date because of events or changes occurring after the date hereof in the ordinary course of operating the VIP Division as contemplated in this Agreement); and Seller shall have performed all covenants and agreements required to be performed by them and shall not be in default under any of the provisions of this Agreement at or prior to the Closing Date.

         10.2 CERTIFICATE. Buyer shall have received a certificate, dated the Closing Date, signed by Seller covering the provisions of Section 10.1 hereof in substantially the form attached hereto as EXHIBIT 10.2.

         10.3 CERTIFIED COPY OF RESOLUTIONS. Seller shall have delivered to Buyer a copy, certified by the duly qualified and acting secretary or assistant secretary of Seller, of resolutions adopted by the board of directors and by the shareholders approving this Agreement and the consummation of the transactions contemplated by this Agreement in substantially the form attached hereto as
EXHIBIT 10.3.

         10.4 CONSENTS AND APPROVALS. Consents and approvals contemplated by this Agreement, including, without limitation, consents and approvals required under Seller's real estate lease contract for the leased properties in Peoria, Illinois and Freport, Illinois, shall have been obtained and shall be valid and in full force and effect, and no conditions, requirements or qualifications unacceptable to Buyer shall have been imposed by such consents and approvals.

         10.5 FINANCING. Buyer shall have received financing for the purchase of the Purchased Assets on terms and conditions reasonably acceptable to Buyer.

         10.6 SECURITIES LAW COMPLIANCE. Buyer and Universal Mfg. Co. shall be satisfied, in their sole and absolute discretion, that the parties hereto can consummate the transaction contemplated herein in accordance with federal and state securities laws and the parties have mutually agreed upon a method for complying with the financial disclosure requirements set forth in the Form 8-K adopted pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, which Universal Mfg. Co. must file in connection with the Closing.

         10.7 DISTRIBUTOR OR SUPPLIER AGREEMENTS. Buyer shall have entered into agreements with the suppliers, dealers and distributors identified on
SCHEDULE 5.11 with whom Seller has an existing agreement on terms reasonably satisfactory to Buyer; or such suppliers, dealers or distributors shall have consented, without condition, to the assignment of its respective agreement with Seller to Buyer.

         10.8 LEASE AGREEMENTS. Seller, Principal Shareholder and/or Transport Sales Co., an affiliate of Seller shall have agreed to lease to Buyer the properties listed on SCHEDULE 10.8 attached hereto on mutually agreed on terms and the parties shall have entered into lease agreements in a form satisfactory to Buyer and Seller.

         10.9 EMPLOYMENT ARRANGEMENTS0.14 Employment Agreement. Each of the Key Employees shall have agreed to employment with Buyer.

         10.10 NONCOMPETITION AGREEMENT0.9 Noncompete Agreements. Seller and the Principal Shareholder shall have each signed and delivered the Noncompetition Agreement in substantially the form attached hereto as
EXHIBIT 8.3.


                              Page 46 of 115 Pages

         10.11 DELIVERIES BY SELLER. On or before the Closing Date, Seller shall have executed and delivered to Buyer the following:

                  (a) Bill of Sale in the form attached as EXHIBIT 1.3, sufficient to pass title to the Purchased Assets to be conveyed hereunder, free and clear of all liens or encumbrances of any type or nature;

                  (b) The Assignment and Assumption Agreement for the Leases and Contracts as required under the terms thereof, including written consent of any third party required under Section 9.4 or 10.7 above;

                  (c) Assignment of all Accounts Receivable in a form reasonably satisfactory to Buyer;

                  (d) Tax Allocation in substantially the form attached hereto as EXHIBIT 3.4;

                  (e) Release of all liens, claims, financing statements, security interests or other encumbrances related to the Purchased Assets; and

                  (f) Assignment of all trademarks, service marks, copyrights and other intellectual property of Seller used in or necessary to the VIP Division in the form attached hereto as EXHIBIT 10.11(f).

         10.12 NO LITIGATION. No claim, suit, action or other proceeding shall be pending before any court or governmental body to restrain or prohibit the consummation of the transactions contemplated hereunder or seeking to put a lien on the Purchased Assets.

         10.13 REVIEW. Buyer shall be satisfied in its sole and absolute discretion with the results of Buyer's due diligence review of the VIP Division and its business operations, prospects and assets conducted during the Due Diligence Period described in Section 3.2 of this Agreement.

                                   Article 11
                                   TERMINATION

         11.1 RIGHT OF TERMINATION. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

                  (a)      By mutual written consent of Buyer and Seller;

                  (b)      By Buyer if there has been a material
misrepresentation or a material breach of any warranty, representation or covenant by Seller, which breach has not been cured to the satisfaction of Buyer within ten (10) days following the receipt by Seller of written notice of such breach;

                  (c)      By Seller if there has been a material
misrepresentation or a material breach of any warranty, representation or covenant by Buyer, which breach has not been cured to the satisfaction of Seller within ten (10) days following receipt by Buyer of written notice of such breach;

                  (d) By Seller if any event shall have occurred which renders any of the conditions set forth in Section 9 incapable of fulfillment (other than by reason of the action or inaction of Seller) and such condition is not waived by Buyer;

                  (e) By Buyer if any event shall have occurred which renders any of the conditions set forth in Section 10 incapable of fulfillment (other than by reason of the action or inaction of Buyer) and such condition is not waived by Seller; or

                  (f) By Buyer if Buyer is not satisfied with its due diligence investigation pursuant to Section 10.13 above upon written notice by Buyer of its dissatisfaction and the cause of such dissatisfaction has not been cured to the satisfaction of Buyer within five (5) days.

         11.2 NOTICE OF TERMINATION. Notice of termination of this Agreement as provided for in this Article 11 shall be given by the party or parties so terminating to the other parties hereto in accordance with the provisions of
Section 12.4 of this Agreement.


                              Page 47 of 115 Pages

                                   Article 12
                                  MISCELLANEOUS

         12.1 ENTIRE AGREEMENT. This Agreement, together with the exhibits and attachments hereto, constitutes the entire agreement among the parties and supersedes all prior agreements, oral or written. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Buyer may assign its rights and obligations hereunder to a direct or indirect wholly-owned subsidiary of Buyer; provided that Buyer shall remain liable for all its obligations hereunder if Buyer's assignee fails to perform such obligations.

         12.2 SEVERABILITY. If any severable provision of this Agreement is held to be invalid or unenforceable by any judgment of a court of competent jurisdiction, the remainder of this Agreement shall not be affected by such judgment, and the Agreement shall be carried out as nearly as possible according to its original terms and intent.

         12.3 EXPENSES. Whether or not the Closing occurs, each party shall pay its own expenses incident to the preparation and performance of this Agreement and the transactions contemplated hereby.

         12.4 NOTICE. Any notice, demand or other communication required or permitted by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes when delivered in person or sent by facsimile transmission with telephone confirmation of receipt, overnight courier or registered or certified mail, return receipt requested, all postage and other charges prepaid, as follows:

        If to Buyer:                            If to Seller:

        Donald D. Heupel                        Paul Fahey, President
        Rainbo Company LLC                      Rainbo Oil Company
        P.O. Box 190                            2255 Kerper Blvd.
        405 Diagonal Street                     P. O. Box 768
        Algona, Iowa  50511-0190                Dubuque, Iowa  52001

        with a copy to:                         with a copy to:

        Victoria H. Finley, Esq.                Brian J. Kane, Esq.
        Baird Holm Law Firm                     Kane, Noby & Reddick, P.C.
        1500 Woodmen Tower                      2100 Asbury Road, Suite 2
        Omaha, Nebraska  68102                  Dubuque, Iowa  52001-3069
        Fax: (402)344-0588                      Fax: (319) 582-5312

or at such other address as may be designated by notice pursuant to this
Section 12.4 from such party to the other party. Notice sent by overnight courier shall be deemed delivered on the business day immediately following deposit with such courier. Notice sent by facsimile transmission shall be deemed delivered on the day of transmission if a business day or if not a business day the first business day following the day of transmission. Notice sent by certified or registered mail shall be deemed delivered on the fifth day after deposit with the United States postal service.

         12.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa without regard to its conflict of law principles.

         12.6 CAPTIONS. The captions appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this Agreement.

         12.7 AMENDMENT. This Agreement may be amended, modified, superseded or canceled, and any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

         12.8 WAIVER. The failure to enforce or to require the performance at any time of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions and shall not affect either the validity of this


                              Page 48 of 115 Pages

Agreement or any part hereof or the right of any party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

         12.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement. This Agreement shall become effective when one or more counterparts shall have been signed by each of the parties and delivered to the other parties.

         12.10 INCORPORATION BY REFERENCE. The exhibits and schedules referred to in this Agreement are hereby incorporated in this Agreement as a part hereof as if set forth in full herein.

         12.11 DAMAGES; SPECIFIC PERFORMANCE. No party hereto shall be liable to the other for any indirect, consequential, special, punitive or any other similar damages of any kind or nature arising in any manner from this Agreement and the performance or nonperformance of obligations hereunder. In the event of a breach of this Agreement, the parties acknowledge and agree that each of them shall, in addition to any other remedies available at law or in equity, have the right to seek specific performance by the other parties of their respective obligations hereunder.

         12.12 FURTHER ACTIONS. Following the Closing Date, at the request of Buyer, Seller shall deliver such further instruments of transfer and take all reasonable action as may be necessary or appropriate to effectuate this Agreement and the transactions contemplated hereby. Each party will promptly notify the other party of any information delivered to or obtained by such party which would prevent the consummation of the transactions contemplated by this Agreement, or would indicate a breach of the representations, warranties or covenants of any of the parties to this Agreement.

         12.13 JOINT PUBLICITY. No party to this Agreement shall issue any press release or make a public announcement prior to or on the Closing Date concerning this Agreement or the transactions contemplated hereby without the prior approval of Buyer and Seller, which approval shall not be unreasonably withheld.

         12.14 NO THIRD PARTY BENEFICIARY. This Agreement is for the sole benefit of the parties hereto, and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                           [SIGNATURE PAGES TO FOLLOW]


                              Page 49 of 115 Pages

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                            RAINBO COMPANY LLC,
                                            a Nebraska limited liability company



                                            By:
                                               ---------------------------------
                                            Title:
                                                  ------------------------------

                                            RAINBO OIL COMPANY,
                                            an Iowa corporation



                                            By:
                                               ---------------------------------
                                            Title:
                                                  ------------------------------


For purposes of Sections 7.2, 8.4 and 8.5 only:

UNIVERSAL MFG. CO., INC
a Nebraska corporation



By:
   ---------------------------------
Title:
      ------------------------------

UNIVERSAL DISTRIBUTION LLC
a Nebraska limited liability company



By:
   ---------------------------------
Title:
      ------------------------------



For purposes of Section 8.3 and 8.8 only:




------------------------------------
Paul Fahey


                              Page 50 of 115 Pages